Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13D/A dated June 23, 2026 relating to the Common Stock of The St. Joe Company shall be filed on behalf of the undersigned.

June 23, 2026
(Date)

Fairholme Capital Management, L.L.C.

By: /s/ Erica K. Kapahi
Chief Compliance Officer

Bruce R. Berkowitz

By: /s/ Erica K. Kapahi
(Attorney-in-fact)

Fairholme Funds, Inc.
By: /s/ Erica K. Kapahi
Chief Compliance Officer Fairholme Capital Management, L.L.C.

LIMITED POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes and appoints Erica K. Kapahi, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his capacity as the controlling person of the sole member of Fairholme Capital Management, L.L.C., for the sole purpose of signing on his behalf any and all Regulatory Filings under the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940 and any amendments and supplements thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to accomplish the above, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and may lawfully do or cause to be done by virtue hereof. This Power of Attorney shall continue effective until revoked by me at any time.

Dated this 9th day of April, 2020.

Fairholme Capital Management, L.L.C.

By: Fairholme Holdings, LLC, Sole Member

By: /s/ Bruce R. Berkowitz
Bruce R. Berkowitz, Controlling Person